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                                                                     EXHIBIT 99


FOR IMMEDIATE RELEASE                          FOR FURTHER INFORMATION, CONTACT:

                                               Michael Wiley      (615) 371-4735
                                               Shea Davis         (615) 371-4737


          QUORUM HEALTH GROUP, INC., BOARD APPROVES REPURCHASE PROGRAM

BRENTWOOD, Tenn. (Aug. 26, 1998) -- Quorum Health Group, Inc., (Nasdaq: QHGI) announced today that its Board of Directors has authorized the Company to repurchase from time to time up to three million shares of its outstanding common stock. The Company has 75.5 million shares of common stock issued and outstanding. The Company may effect the purchases in open market or privately negotiated transactions or by using forward purchase contracts from time to time depending upon market price and other factors. Stock repurchased under the program may be used, among other purposes, to offset the effects of the Company's stock option and employee stock purchase plans.

         Quorum Health Group, Inc., owns and operates acute care hospitals and local and regional healthcare systems nationwide through its affiliates. Quorum Health Resources, LLC, a subsidiary, is the nation's largest manager of not-for-profit hospitals and also provides consulting services to hospitals.